Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS FOURTH QUARTER EPS OF $0.22;

BOARD OF DIRECTORS INCREASED QUARTERLY CASH DIVIDEND TO SIX CENTS PER SHARE

•	2013 FOURTH QUARTER DILUTED EPS OF $0.22 COMPARES WITH $0.29 IN 2012 FOURTH QUARTER, WHICH INCLUDED A NON-OPERATIONAL GAIN OF 5 CENTS PER SHARE

•	2013 HEALTHCARE REVENUE WAS 31% OF REVENUE

•	2013 DILUTED EPS OF $0.92 COMPARES WITH $0.96 DILUTED EPS IN 2012, WHICH INCLUDED NON-OPERATIONAL GAINS OF 7 1⁄2 CENTS PER SHARE

•	EXCLUDING 2012 NON-OPERATIONAL GAINS, DILUTED EPS WAS UP 5% IN 2013

BUFFALO, N.Y. — February 25, 2014 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, announced its financial results for the 2013 fourth quarter and full year which ended on December 31, 2013.

Diluted net income per share for the 2013 fourth quarter was $0.22, compared with 2012 fourth quarter net income of $0.29 which included a non-operational gain of $0.8 million or $0.05 per diluted share from insurance proceeds. Excluding this non-operational gain, net income per diluted share for the 2013 fourth quarter was two cents or 8% less than last year’s fourth quarter.

The company also announced that CTG’s Board of Directors at its February meeting declared a quarterly cash dividend of six cents per common share, a one cent or 20% increase from its previous level. The dividend is payable on April 1, 2014 to shareholders of record on March 19, 2014.

“Fourth quarter earnings were within our guidance range and the operating margin of 5.9% was at the same level as last year’s fourth quarter despite lower revenue,” said CTG Chairman and Chief Executive Officer James R. Boldt. “Disciplined cost control and the favorable effect from higher margin engagements in both our staffing and solutions business helped to offset the unfavorable impact of lower revenue in our healthcare business on earnings. All things considered, we had a very good year with earnings 5% higher than 2012 after the exclusion of 2012 non-operational gains, making 2013 our most profitable year in well over a decade.”

Mr. Boldt continued, “The decline in revenue in 2013 from our healthcare business was primarily due to a reduction in provider spending on IT investments as large hospitals were affected by a 2% reduction in Medicare reimbursements tied to the federal budget sequestration. While spending on electronic health records (EHR) work softened later in the year as projects were delayed, revenue from data analytics software products increased in 2013. At 31% of total revenue, our healthcare business was the largest contributor to revenue in 2013.”

2013 Fourth Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2013 fourth quarter as compared with the 2012 fourth quarter are as follows (dollar amounts in thousands except per share data):

	Dec. 31, 2013	Dec. 31, 2012		$ Change	% Change
Revenue	$102,735	$107,925		$(5,190)	(5)%
Operating income	$6,092	$6,397		$(305)	(5)%
Net income	$3,704	$4,869	*	$(1,165)	(24)%
Diluted net income per share	$0.22	$0.29	*	$(0.07)	(24)%

*	Includes the effect of a non-operational gain of $0.8 million, or 5 cents per diluted share, from life insurance proceeds paid to the Company in the 2012 fourth quarter

The Company’s operating margin was 5.9% in both the 2013 and 2012 fourth quarters.

Solutions revenue in the 2013 fourth quarter decreased by $4.9 million or 10.7% to $40.4 million, representing 39% of total revenue compared with 42% in the 2012 fourth quarter. Staffing revenue decreased by $0.3 million or 0.5% to $62.3 million, or 61% of total revenue, compared with 58% in the 2012 fourth quarter. European revenue, which includes the acquisition of etrinity in 2013, was $20.9 million, or 20.3% of total revenue, in the 2013 fourth quarter, a $2.6 million increase from $18.3 million, or 17.0% of total revenue, in the 2012 fourth quarter. Foreign currency exchange fluctuations had a $0.9 million favorable effect on revenue in the quarter compared with the 2012 fourth quarter. There were 65 billing days in the fourth quarter of 2013 and 64 billing days in the fourth quarter of 2012.

Selling, general, and administrative (SG&A) expenses were $16.2 million or 15.8% of revenue, compared with $17.1 million or 15.8% of revenue in the 2012 fourth quarter.

Cash provided from operations was $18.2 million in the 2013 fourth quarter, compared with cash provided from operations of $11.4 million in the 2012 fourth quarter. At December 31, 2013, the Company had $46.2 million in cash compared with $40.6 million at the end of the 2012 fourth quarter. The Company had no outstanding debt at the end of the 2013 and 2012 fourth quarters.

2013 Full Year Review

Results for the 2013 full year reflect the same trends seen in the fourth quarter. Revenue, operating income, net income, and diluted net income per share for 2013 as compared with 2012 were as follows (dollar amounts in thousands except per share data):

	2013	2012		$ Change	% Change
Revenue	$419,036	$424,415		$(5,379)	(1)%
Operating income	$24,727	$24,462		$265	1%
Net income	$15,679	$16,165	*	$(486)	(3)%
Diluted net income per share	$0.92	$0.96	*	$(0.04)	(4)%

*	Includes the effect of gains of $1.3 million, or 7 1⁄2 cents per diluted share, from life insurance proceeds paid to the Company in 2012

The Company’s operating margin in 2013 expanded by 10 basis points to 5.9% from 5.8% in 2012. In 2013, CTG’s solutions business decreased 5.3% to $164.9 million, or 39% of total revenue, and its staffing business grew 1.5% to $254.1 million, or 61% of total revenue. European revenue, which includes the acquisition of etrinity in 2013, increased 12.4% in 2013 to $77.1 million and represented 18.4% of total revenue. Foreign currency exchange fluctuations had a $2.3 million favorable effect on revenue in 2013 compared with 2012. At December 31, 2013, headcount was 3,700, a decrease of 200, or 5%, from 3,900 at year-end 2012.

Selling, general, and administrative expenses were $64.0 million, or 15.3% of revenue, compared with $66.9 million, or 15.8% of revenue, in 2012. In 2013, CTG recorded $2.8 million in depreciation and amortization expense, and $4.0 million for capital expenditures.

The Company’s effective tax rate in 2013 was 35.6% compared with 36.5% in 2012.

Stock Repurchase Program

CTG repurchased 116,000 of its shares in the 2013 fourth quarter at an average price of $17.43 per share. In 2013, the Company repurchased 399,000 shares at an average price of $18.36 per share. In January 2014, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On December 31, 2013, approximately 1.1 million shares were available under its current repurchase authorizations.

2014 Guidance

CTG is issuing the following initial guidance for 2014 based on its current business activity, pipeline, and forecast:

2014 First Quarter (62 billing days vs. 63 in 2013)	Range	Range midpoint	Change from 2013 first quarter at range midpoint

Revenue	$98 - $100 million	$99 million	- 9%
Diluted net income per share	$0.18 - $0.20	$0.19	- 21%

2014 Full Year (Projected tax rate of 38% to 40%)	Range	Range midpoint	Change from 2013 at range midpoint

Revenue	$410-$420 million	$415 million	- 1%
Diluted net income per share	$0.90 - $1.00	$0.95	+3%

Mr. Boldt commented, “We expect first quarter results to lag the rest of the year as spending from healthcare providers remains muted. We do expect spending to pick up modestly later in the year as large hospitals make the financial adjustments to fund the necessary IT investments to implement and optimize EHR systems and to comply with health reform mandates and initiatives. We also look for revenue and earnings to gain momentum as the year progresses as work in our pipeline for application management outsourcing services and data analytics projects ramps up.”

Mr. Boldt added, “Our focus on growing our business in the healthcare market remains the right strategic course for CTG. Healthcare is the largest component of the U.S. GDP, and its sheer size and the demographics of an aging population will drive spending on technology to lower costs and facilitate better treatments. There are many diverse opportunities to grow our healthcare business for the long-term. These include health reform initiatives like accountable care that is changing reimbursement models, the need to implement EHRs and health information exchanges to facilitate the secure sharing of health information among different providers, and regulatory compliance mandates like the October 2014 deadline for conversion to the ICD-10 standard for diagnostic coding.

Further out, European health providers are looking to U.S. EHR systems to contain the cost of healthcare and make its delivery more efficient. With our 2013 purchase of Belgian health IT services firm etrinity and our 600 person strong IT consulting organization in western Europe, CTG is very well positioned for the eventual start of EHR implementations. Data analytics is emerging as the next big growth opportunity in health IT. Our suite of proven proprietary data analytics products designed to lower costs and improve outcomes prepares us well to capitalize on that opportunity. CTG is further differentiated in the data analytics space by our recently formed relationship with the Center for Computational Research (CCR) at the State University of New York at Buffalo that gives us access to the CCR’s powerful supercomputing resources including one of the largest, fastest supercomputers in the world.”

Mr. Boldt concluded, “CTG is approaching all of these opportunities from a position of strength. We are a respected, well established leader in health IT. We also bring the advantage of being a financially strong company with the resources and cash flow to continue making investments in our business along with funding an active share repurchase program and a regular quarterly cash dividend. Reflecting their confidence in CTG’s prospects and its financial strength, the Board of Directors recently increased the cash dividend on CTG common stock just a year after initiating it. Long term, CTG is in an excellent position to continue on our course of growing our business and earnings to create value for CTG shareholders.”

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2012 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, February 25, 2014 at 8:30 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 8:10 a.m. and 8:20 a.m. and ask for the CTG conference call. A replay of the call will be available between 10:30 a.m. Eastern Time February 25, 2014 and 11:00 p.m. Eastern Time February 28, 2014 by dialing 1-800-475-6701 and entering the conference ID number 306731.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, technology services, energy, and financial services. As a leading provider of IT and business consulting services to the healthcare market, CTG offers healthcare institutions, physician practices, payers, and related organizations a full range of offerings to help them achieve clinical, operational, and financial goals. CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,700 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Year Ended
	Dec. 31, 2013	Dec. 31, 2012	Dec. 31, 2013	Dec. 31, 2012

Revenue	$102,735	$107,925	$419,036	$424,415
Direct costs	80,455	84,478	330,327	333,086
Selling, general and administrative expenses	16,188	17,050	63,982	66,867

Operating income	6,092	6,397	24,727	24,462
Non-taxable life insurance proceeds	—	845	—	1,268
Other expense, net	(82)	(128)	(388)	(285)

Income before income taxes	6,010	7,114	24,339	25,445
Provision for income taxes	2,306	2,245	8,660	9,280

Net income	$3,704	$4,869	$15,679	$16,165

Net income per share:
Basic	$0.24	$0.32	$1.02	$1.07

Diluted	$0.22	$0.29	$0.92	$0.96

Weighted average shares outstanding:
Basic	15,223	15,314	15,365	15,172
Diluted	16,738	16,938	16,954	16,841

Cash dividend declared per share	$0.05	$—	$0.20	$—

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	December 31, 2013	December 31, 2012

Current Assets:
Cash and cash equivalents	$46,227	$40,614
Accounts receivable, net	67,422	70,459
Other current assets	2,770	2,595

Total current assets	116,419	113,668

Property and equipment, net	8,241	6,916
Goodwill	37,638	35,678
Other assets	12,133	9,943

Total Assets	$174,431	$166,205

Current Liabilities:
Accounts payable	$9,536	$10,170
Accrued compensation	31,460	32,162
Other current liabilities	7,933	7,869

Total current liabilities	48,929	50,201

Long-term debt	—	—
Other liabilities	11,660	13,223
Shareholders’ equity	113,842	102,781

Total Liabilities and Shareholders’ Equity	$174,431	$166,205

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Year Ended
	December 31, 2013	December 31, 2012

Net income	$15,679	$16,165
Depreciation and amortization expense	2,796	2,919
Equity-based compensation expense	2,647	2,236
Other operating items	(2,131)	(164)

Net cash provided by operating activities	18,991	21,156
Net cash used in investing activities	(6,709)	(1,980)
Net cash used in financing activities	(7,063)	(1,315)
Effect of exchange rates on cash and cash equivalents	394	339

Net increase in cash and cash equivalents	5,613	18,200
Cash and cash equivalents at beginning of year	40,614	22,414

Cash and cash equivalents at end of year	$46,227	$40,614

— END —

CTG news releases are available on the Web at www.ctg.com.